Exhibit 10.117

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of December 17, 2008, by and among Laurence S. Geller (the “Executive”) and Strategic Hotels & Resorts, Inc. (the “Company”).

WITNESSETH THAT:

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, dated as of September 7, 2006 (the “Employment Agreement”); and

WHEREAS, the parties desire to make an amendment to the Employment Agreement;

NOW, THEREFORE, the Executive and the Company hereto agree that the Employment Agreement shall be amended as follows:

1. Certain Definitions. Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Employment Agreement.

2. Constructive Termination. Section 3(d)(i) is deleted in its entirety and the following is substituted therefor:

the Company materially reduces Executive’s Salary or bonus opportunity or the Company materially breaches this Agreement;

3. Date of Termination. The following sentence is added at the end of Section 3(h):

Notwithstanding anything contained in this Agreement to the contrary, the date on which a “separation from service” pursuant to section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (“Separation from Service”) occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments and benefits under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A or comply with the requirements of Section 409A.

4. During the Agreement Term, Termination due to Death or Disability; Prior to or more than 24 months following a Change in Control, Constructive Termination or Termination by the Company without Cause. The last sentence of Section 4(b)(ii) is deleted in its entirety and the following substituted therefor:

Such amount shall be payable in a lump sum;

5. During the Agreement Term, Termination due to Death or Disability; Prior to or more than 24 months following a Change in Control, Constructive Termination or Termination by the Company without Cause. Section 4(b)(iii) is deleted in its entirety and the following substituted therefor:

A pro-rata Target Bonus for the elapsed portion of the calendar year through the Date of Termination, payable in a lump sum.

6. Rights Upon Termination. The following sentences are added at the end of Section 4(f):

To the extent that any such payments or benefits under this Agreement are intended to be exempt from Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto, such release required for such payment or benefit must be provided no later than March 7th of the calendar year following the calendar year of the Executive’s Separation from Service and the Company shall make such payments on the day following the date the release becomes effective and irrevocable. Subject to Section 4(h), to the extent that Executive is required to execute and deliver a release to receive a payment or benefit that constitutes a “deferral of compensation” subject to Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (“409A Payment”), such 409A Payment will be provided upon the 30th day following Executive’s Separation from Service provided the release in the form mutually agreed upon between Executive and the Company or in substantially the form set forth as Exhibit A has been executed, delivered, effective and irrevocable prior to such time. If a release is required for a 409A Payment and such release is not executed, delivered, effective and irrevocable by the 30th day following Executive’s Separation from Service, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Section 409A. Should this Section 4(f) result in the delay of benefits under this Agreement, any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. On the first day any such benefits may be made without incurring additional tax pursuant to Section 409A, the Company shall provide such benefits as provided for in this Agreement as well reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence.

7. Timing of Severance Payments. The text of Section 4(h) is deleted in its entirety and the following substituted therefor:

To the extent that any payment or benefit pursuant to this Agreement constitutes a 409A Payment treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. Should this Section 4(h) result in the delay of benefits, any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. Should this Section 4(h) result in a delay of payments or benefits to Executive, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 4(h) as well reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date. For purposes of this Section 4(h), the term “Specified Employee” shall have the meaning set forth in Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty (50%) of the average level of services performed by the Executive during the immediately preceding 36-month period.

8. Offset. Section 4(i) is deleted in its entirety and treated as reserved.

9. Section 409A Compliance. A new Section 26 Section 409A Compliance is added to the Agreement as follows:

Section 409A Compliance. All payments pursuant to this Agreement shall be subject to the provisions of this Section 26. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A or shall comply with the requirements of such provision; provided however that the preceding statement is not intended to transfer to the Company any liability for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A.

(a)

Reimbursements including Tax Gross-Ups. For purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Section 409A, will be made no later than the end of the calendar year following the calendar year the expense was incurred. However, for purposes of complying with Section 409A and without extending the payment timing otherwise provided in this Agreement, any tax gross-up may be payable through the calendar year after the calendar year in which the Executive remits the taxes rather than be limited to the end of the calendar year following the calendar year the expense was incurred and reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability may be payable through the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. To the extent required to comply with Section 409A, any taxable reimbursements and any in-kind benefit under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Section 409A.

(b)	No Acceleration; Separate Payments. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(c)	Cooperation. If the Executive or Company determines that any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to this Agreement as may be necessary or appropriate to avoid subjecting Executive to the imposition of any additional tax under Section 409A without changing the basic economic terms of this Agreement. This Section 26 is not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

10. Miscellaneous.

(a)	Effect of Amendment. Unless expressly amended by this Amendment, all other provisions of the Employment Agreement shall remain in legal force and effect.

(b)	Governing Law. This Amendment shall be governed by and be construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(c)	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above stated.

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula C. Maggio
Its:	SVP General Counsel

LAURENCE S. GELLER
/s/ Laurence S. Geller

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